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                   U.S. SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                 FORM 12B-25


          NOTIFICATION OF LATE FILING       SEC FILE NUMBER:# 0-15347
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                                          CUSIP NUMBER: # 450057104
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                                  (Check One)

    [  ]  Form 10-K and Form 10-KSB         [  ] Form 20-F   [  ] Form 11-K
    [ X]  Form 10-Q and Form 10-QSB         [  ] Form N-SAR


     For Period Ended:September 30, 1996

     [  ] Transition Report on Form 10-K
     [  ] Transition Report on Form 20-F
     [  ] Transition Report on Form 11-K
     [  ] Transition Report on Form 10-Q
     [  ] Transition Report on Form N-SAR
     For the Transition Period Ended:

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        Read Attached Instruction Sheet Before Preparing Form.  Please Print or
       Type Nothing in this form shall be construed to imply that the
       Commission has verified any information contained herein.
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     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
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PART I REGISTRANT INFORMATION

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          Full Name of Registrant        IRT Industries, Inc.
          Former Name if Applicable      --------------------

           2400 E. Las Olas Blvd., Suite 128
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           Address of Principal Executive Office (Street and Number)

           Ft. Lauderdale, Florida 33301
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                          City, State and Zip Code



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PART II RULES 12B-25(B) AND (C)
If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12-b-25(b), the following should be completed.

     (X)(a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

     (X)(b) The subject quarterly report on Form 10-QSB will be filed on or before the fifth calendar day following the prescribed due date and;

     (c) The accountant's statement or other exhibit required by Rule 12-b-25(c) has been attached if applicable.

PART III NARRATIVE

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IRT Industries, Inc. is unable to file the Form 10-QSB for the period ended
September 30, 1996 within the prescribed period due to unforeseen delays in preparation of the financial statements. The completed financial statements are expected to be available within the requested fifteen day extension period.
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PART IV OTHER INFORMATION

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     (1)  Name and telephone number of person to contact in regard to this notification


            Richard Rossi, President  (954) 525-8815
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           (Name)                     (Area Code)  (Telephone Number)


     (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities and Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                [X] Yes [   ] No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                [ ] Yes [ X ] No


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     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.



                            IRT Industries, Inc.
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                (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.



Date:   November 15, 1996                  By: /s/ Richard Rossi
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                                              Richard Rossi

                                           Its:  President
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